4Q 2017 Earnings Call Presentation Exhibit 99??

Disclosure This presentation, including documents incorporated herein by reference, will contain forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Please review our disclosures in filings with the Securities Exchange Commission. Non-GAAP Financial Data This presentation includes the use of adjusted operating income, operating ratio, adjusted operating ratio, adjusted net income, and adjusted earnings per share, which are financial measures that are not in accordance with generally accepted accounting principles (“GAAP”). Each such measure is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors and lenders. While management believes such measures are useful for investors, they should not be used as a replacement for financial measures that are in accordance with GAAP. In addition, our use of these non-GAAP measures should not be interpreted as indicating that these or similar items could not occur in future periods. In addition, adjusted operating ratio excludes trucking segment fuel surcharges from revenue and nets these surcharges against fuel expense. 2

Disclosure On September 8, 2017, pursuant to the Agreement and Plan of Merger, dated as of April 9, 2017, by Swift Transportation Company (“Swift”), Bishop Merger Sub, Inc., a direct wholly owned subsidiary of Swift, (“Merger Sub”), and Knight Transportation, Inc. (“Knight”), Merger Sub merged with and into Knight, with Knight surviving as a direct wholly owned subsidiary of Swift (the “2017 Merger”). Knight was the accounting acquirer and Swift was the legal acquirer in the 2017 Merger. In accordance with the accounting treatment applicable to the 2017 Merger, throughout this presentation, the reported results do not include the results of operations of Swift and its subsidiaries on and prior to the 2017 Merger date of September 8, 2017 (the “2017 Merger Date”). However, where indicated, certain historical information of Swift and its subsidiaries on and prior to the 2017 Merger Date, including their results of operations and certain operational statistics (collectively, the “Swift Historical Information”), has been provided. Management believes that presentation of the Swift Historical Information will be useful to investors. The Swift Historical Information has not been prepared in accordance with the rules of the Securities and Exchange Commission, including Article 11 of Regulation S-X, and it therefore does not reflect any of the pro forma adjustments that would be required by Article 11 of Regulation S-X. The Swift Historical Information does not purport to indicate the results that would have been obtained had the Swift and Knight businesses been operated together during the periods presented, or which may be realized in the future. 3

Adjustments • $364.2M income tax benefit recognized in Q4 • $10.3M of amortization expense (2017 merger-related intangibles only) • $1.9M legal reserves related to class action lawsuits Fourth Quarter 2017 Results (1) The reported results do not include the results of operations of Swift Transportation Company (Swift) and its subsidiaries on or prior to the merger with Knight Transportation, Inc. (Knight) on September 8, 2017 (the 2017 Merger) in accordance with the accounting treatment applicable to the transaction. (2) See GAAP to non-GAAP reconciliation in the schedules following this presentation. (3) Attributable to Knight-Swift 4 (dollars in thousands, except per share data) Three Months Ended December 31, 2017 2016 (1) Change Total Revenue $1,359,420 $289,098 370.2% Revenue xFSC $1,218,188 $264,464 360.6% Operating Income $143,771 $34,736 313.9% Adj. Operating Income (2) $156,112 $37,186 319.8% Net Income (3) $447,564 $22,161 1919.6% Adj. Net income (2) (3) $94,002 $23,671 297.1% Earnings per diluted share $2.50 $0.27 825.9% Adj. Earnings per diluted share (2) $0.52 $0.29 79.3%

$- $200 $400 $600 $800 $1,000 $1,200 $1,400 4Q15 4Q16 4Q17 M ill io n s 4th Qtr Rev xFSC Knight Swift Pre-Merger Swift Post-Merger Fourth Quarter 2017 Results 5 (1) The Swift Historical Information has not been prepared in accordance with the rules of the Securities and Exchange Commission, including Article 11 of Regulation S-X, and it therefore does not reflect any of the pro forma adjustments that would be required by Article 11 of Regulation S-X. The Swift Historical Information does not purport to indicate the results that would have been obtained had the Swift and Knight businesses been operated together during the periods presented, or which may be realized in the future. (2) See GAAP to non-GAAP reconciliation in the schedules following this release (1) $- $25 $50 $75 $100 $125 $150 $175 $200 4Q15 4Q16 4Q17 M ill io n s 4th Qtr Adj. Operating Income Knight Swift Pre-Merger Swift Post-Merger (2) (1) +33%

Strong Balance Sheet • Accelerated capex in the fourth quarter to maximize tax benefits • Net debt of $894.9 million • Shareholder equity of $5.2 billion • $76.6 million of unrestricted cash and cash equivalents • Change in composition of capex funding as we move away from leasing equipment. Estimated net capex of $525-$575 million in 2018 • Strong leverage position should allow for greater operational and strategic flexibility 6

Trucking • Average revenue per tractor increased 12.2% • Miles per truck decreased 1.6% Logistics • Brokerage revenue increased 8.8% • Brokerage gross margin remained flat at 16% Operating Performance – Knight (1) See GAAP to non-GAAP reconciliation in the schedules following this presentation. 7 Adjusted Operating Ratio (1) 4Q17 4Q16 Change Trucking 81.6% 83.7% -210 bps Logistics 94.0% 93.3% 70 bps Consolidated 84.5% 85.9% -140 bps Revenue, xFSC (dollars in thousands) 4Q17 4Q16 Change Trucking $215,434 $202,747 6.3% Logistics $65,899 $61,717 6.8% Consolidated $281,333 $264,464 6.4%

• Seeing OR improvements in each segment • Improving freight market and expense reduction • Continued challenge with a difficult driver market Operating Performance - Swift (1) See GAAP to non-GAAP reconciliation in the schedules following this presentation. 8 Adjusted Operating Ratio (1) 4Q17 Truckload 84.6% Dedicated 86.5% Refrigerated 92.9% Intermodal 95.0% Consolidated 88.0% Revenue, excluding trucking fsc (dollars in thousands) 4Q17 Truckload $434,688 Dedicated $144,642 Refrigerated $186,595 Intermodal $91,861 Consolidated $936,856

Market Update 9 • Improved GDP growth • Tax Cuts and Jobs Act • Driver shortage • ELD mandate • We expect contract rates will increase high single-digits to low double-digits throughout the year

Execution Strategy • Maintaining Knight and Swift distinct brands • Excel at safety and service • Excel at sourcing and developing qualified driving associates • Leverage capabilities of both brands to provide capacity to our markets • Improve yield by actively managing our markets • Achieve synergy goals • Grow profitably in our Logistics business 10

Synergies • Realized savings from synergies are ahead of schedule • Cross-functional teams include leaders from both companies • Excitement and cooperation displayed • We still expect synergies of $150M by 2019 11

Appendix 12

Non-GAAP Reconciliation 13

Non-GAAP Reconciliation 14

Non-GAAP Reconciliation 15

Non-GAAP Reconciliation 16

Non-GAAP Reconciliation 17

Non-GAAP Reconciliation 18

Non-GAAP Reconciliation 19

Non-GAAP Reconciliation 20

Non-GAAP Reconciliation 21

Non-GAAP Reconciliation 22

Non-GAAP Reconciliation 23

Non-GAAP Reconciliation 24

Non-GAAP Reconciliation 25